Exhibit 11(b)

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of Fidelity Institutional Cash Portfolios (now known as Colchester Street Trust): Treasury Portfolio, Government Portfolio, Domestic Portfolio and Money Market Portfolio, of our report dated May 1, 1998 on the financial statements and financial highlights included in the March 31, 1998 Annual Report to Shareholders of Treasury Portfolio, Government Portfolio, Domestic Portfolio and Money Market Portfolio.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statement of Additional Information.


/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Boston, Massachusetts
May 22, 1998